Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: MICHAEL J. KOSS
November 6, 2007	(414) 964-5000

Koss Declares $1.00 Special Dividend

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone leader, has announced that it will distribute a special cash dividend of $1.00 per share on December 17, 2007 to shareholders of record November 16, 2007.

“The past two year’s performance has significantly strengthened our cash position,” Michael J. Koss, President and CEO said here today. “We believe that a special dividend at this time reconfirms our commitment to shareholders.”

Koss further explained that the timing of the additional special cash dividend was a factor in the Board’s decision.

“We have examined the Company’s cash requirements for the immediate future and find ourselves in the positive position of a surplus. We are disappointed that Congress will allow the 15% dividend tax rate established by President Bush’s tax relief package in 2003 to expire at the conclusion of the 2009 tax year,” Koss continued. “We feel that the tax cuts on dividends and capital gains have had a very positive affect on the U.S. economy. We do not wish to see our shareholders unnecessarily punished with higher rates on a special cash distribution in the future when we are in a position to distribute a special cash dividend at today’s lower tax rates.”

Koss went on to say that after the last election, making the tax cuts permanent did not appear to be probable, and that management did not feel it would be prudential to risk the value of the shareholders cash distributions should the current law be accelerated into effect following the 2008 presidential elections.

“With our cash and inventory levels in such a solid condition, and no special increase in short term capital investments required,” Koss continued, “we have become more concerned about the timing of a special distribution. We believe that the impending change in the current tax law favors action today, and our action reflects a careful consideration of the most tax efficient conveyance of cash to shareholders possible.”

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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